Exhibit 10.3

FIRST AMENDMENT TO

IONICS, INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        Ionics, Incorporated, having reserved in Section 6.1 the power to amend the Ionics, Incorporated Supplemental Executive Retirement Plan (the “Plan”) from time to time, hereby amends the Plan as follows, effective April 1, 2003:

    1.        Definitions. The following definitions are added to the Plan, and the other definitions renumbered as appropriate:

2.2 “Actuarial Equivalent” means a benefit as of a given date that has a value equivalent to the Account or to the Special Benefit for Long-Serving Participants, as the case may be, as calculated by the Actuary based on mortality and interest rate assumptions as determined by the Actuary.

2.5 “Average Final Compensation” means, in the case of a Long-Serving Participant, the sum of his (i) average annual base salary during the five (not necessarily consecutive) years with respect to which such salary was highest during the ten years ending on the date of his Employment Termination and (ii) average annual bonus during the five (not necessarily consecutive) years with respect to which the amount of such bonus earned was highest during the ten years ending on the date of his Employment Termination.

2.19 “Long-Serving Participant” means an Executive who was employed on a full-time basis by the Company on or after April 1, 2003 and who has attained age 60 as of his Employment Termination and whose age at such time plus his Years of Service total ninety (90) or more.

2.25 “Special Benefit for Long-Serving Participants” means, in the case of a Long-Serving Participant, a ten year certain and life annuity benefit equal in annual amount to the excess as of the date of his Employment Termination of (a) his Average Final Compensation multiplied by his Years of Service, all multiplied by 1.2% over (b) the actuarial equivalent of his benefit as of such date as calculated for purposes of the Pension Plan expressed as a single life annuity.

2.29 “Years of Service” means a calendar year in which the Executive was credited with at least 1,000 Hours of Service under the Pension Plan.

    2.        Additional Annuity Benefit. Former section 2.3 of the Plan shall be restated to read as follows:

2.3 “Additional Annuity Benefit” means the excess, as of the end of a Plan Year, of (a) a Participant’s projected annuity benefit at his Normal Retirement Date, calculated under the normal retirement benefit formula in the Pension Plan but taking into account his Compensation without reference to the Tax-Qualified Limits, over (b) his projected annuity benefit at his Normal Retirement Date as calculated for purposes of the Pension Plan; provided, however, that in no case shall any amount be taken into account in calculating the Additional Annuity Benefit with respect to any Plan Year that the Participant is not a participant in the Pension Plan; and further provided that if the Pension Plan is amended after the date hereof to “update” again the Base Monthly Salary (as defined in the Pension Plan) which is employed to calculate such annuity benefit, the Board may in its discretion specify that such amendment is to be disregarded for purposes of calculating the Additional Annuity Benefit, is to be modified as the Board may specify, or is to be implemented in accordance with an effective date or a schedule specified by the Board for purposes of this Plan.

    3.        Section 3.3 is restated to read in its entirety as follows:

3.3 Benefit at Termination of Employment. A Benefit shall be payable to a Participant by reason of his Employment Termination in the amount credited to the vested portion of his Account at the time of payment; provided, however, that a Long-Serving Participant shall be entitled instead to the Special Benefit for Long-Serving Participants. A Participant’s Account shall vest to the extent his benefit under the Pension Plan is vested. In the case of payments under Sections 3.3(a), (b), (c) or (d) below, the balance of his Account shall be credited with interest at the short-term “applicable federal rate” under Section 1274(d) of the Code from the last day of the Plan Year for which he last accrues Benefit Service under the Plan until such Account has been completely paid. Subject to Sections 3.4 and 3.5, a Participant’s Benefit shall be paid in one of the following forms, according to the Participant’s written election; provided, however, that form (e) shall be available only to Participants entitled to a Special Benefit for Long-Serving Participants:

(a) a single sum paid within 90 days after the end of the Plan Year following the Participant’s Employment Termination;

(b) a series of two substantially equal annual installments beginning within 90 days after the date of the Participant’s Employment Termination;

(c) a series of five substantially equal annual installments beginning within 90 days after the date of the Participant’s Employment Termination;

(d) a series of ten substantially equal annual installments beginning within 90 days after the date of the Participant’s Employment Termination; or

(e) a ten year certain and life annuity benefit payable monthly and commencing within 90 days after the date of the Participant’s Employment Termination.

A Participant’s election pursuant to this Section 3.3 must be delivered to the Committee in such time and manner as the Committee requires. If a Participant fails to deliver an election before his Employment Termination occurs, his Benefit shall be paid in a single sum no later than 90 days after the end of the Plan Year following his Employment Termination.

In the case of a person entitled to the Special Benefit for Long-Serving Participants, benefits paid in forms (a), (b), (c) or (d) shall be the Actuarial Equivalent of the Special Benefit for Long-Serving Participants determined as if paid as a single life annuity. A series of installments shall be considered substantially equal if the amount distributed in each Plan Year equals (a) the balance of the Participant’s Account (or the Actuarial Equivalent of the Special Benefit for Long-Serving Participants) as of the last day of the Plan Year most recently ended before the date of payment, divided by (b) the number of installments remaining to be paid. Payments made after the initial installment shall be made on or about the anniversary date of the initial installment.

    4.        The second sentence of Section 3.4 is restated to read as follows:

The amount of the death benefit shall be equal to the balance of the deceased Participant’s Account as of the date of his death, except (a) in the case of a Participant who dies before his Employment Termination has occurred but would have been a Long-Serving Participant had he retired on the day before his death, in which case the death benefit (if larger) shall instead be the Actuarial Equivalent of ten years of payments of the Special Benefit for Long-Serving Participants, calculated as if the Participant had retired the day before his death, and (b) in the case of a Long-Serving Participant whose Employment Termination had occurred before his death and who either (i) had elected payment pursuant to Section 3.3(e) or (ii) had elected receipt of the Special Benefit for Long-Serving Participants in one of forms (a), (b), (c) or (d) (in which latter case the benefit remaining unpaid shall be treated as if it were the balance of the deceased Participant’s Account).

5.     Section 6.1 is restated to read as follows:

6.1 Amendment. The Company shall have the right, at any time and from time to time, to modify or amend the Plan by an instrument in writing, executed by a duly authorized officer of the Company and delivered to the Committee; provided, however, that no amendment shall reduce the balance of a Participant’s Account, or the Special Benefit for a Long-Serving Participant, without his written consent.

    6.        Except as hereinabove amended, the provisions of the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, Ionics, Incorporated has caused this First Amendment to the Plan to be executed and its seal to be affixed hereto, effective as of the first day of April, 2003.

  IONICS, INCORPORATED

By:      /S/Douglas R. Brown
Name:  Douglas R. Brown
 Title:    President

[SEAL]